Exhibit 99.1

Crystal River Capital, Inc.

Three World Financial Center
200 Vesey Street, 10th Floor
New York, New York 10281-1010

FOR IMMEDIATE RELEASE

MONDAY, MAY 17, 2010

CRYSTAL RIVER REPORTS FIRST QUARTER 2010 FINANCIAL RESULTS

NEW YORK, NY—MAY 17, 2010—Crystal River Capital, Inc. (“Crystal River” or the “Company”) (OTCBB: CYRV) today announced its results for the quarter ended March 31, 2010.

First Quarter Operating Results

Net income for the quarter ended March 31, 2010 totaled $32.9 million, or $1.30 per share, compared to a net loss of $10.0 million, or $0.40 per share, for the first quarter of 2009 and a net loss of $16.5 million, or $0.65 per share, for the fourth quarter of 2009. The primary contributor to the first quarter 2010 net income was the gain on the extinguishment of the Company’s junior subordinated notes of $39.9 million, or $1.57 per share.

Effect of Market Conditions on the Company’s Business

In line with the Company’s forecast from early 2008, the deterioration in the credit markets has continued. While there have been signs of stabilization in certain housing markets, the overall precipitous declines in the residential markets are manifesting themselves in the form of losses within residential mortgage securitizations. Additionally, the commercial sector is experiencing a significant increase in delinquencies, which has and will continue to have a meaningful impact on future cash flow. Within the Crystal River portfolios, the delinquency statistics for the CMBS and Prime RMBS portfolios are as follows:

	60+ Day Delinquency Rate
Period	CMBS	Prime RMBS
12/31/2008	0.58%	8.12%
03/31/2009	1.22%	10.42%
06/30/2009	2.67%	11.73%
09/30/2009	3.76%	13.29%
12/31/2009	5.76%	14.62%
03/31/2010	7.56%	16.33%

Proposed Acquisition of Crystal River

On February 24, 2010, Crystal River announced that the special committee of its board of directors (the “Special Committee”) had concluded its previously-announced review of strategic alternatives, which included, among other matters, the solicitation and receipt of indications of interest on strategic transactions from third parties,  and that the Company has entered into a definitive merger agreement (the “Merger Agreement”) with Brookfield Asset Management Inc. (“Brookfield”) pursuant to which Brookfield has agreed to acquire all the outstanding common stock of Crystal River that Brookfield does not already own for cash at a price of $0.60 per share (the “Merger”).

The Merger was unanimously approved by the independent members of the board of directors, and by the Special Committee of disinterested directors formed to oversee Crystal River’s strategic review process. The transaction is subject to approval by Crystal River’s stockholders holding a majority of the shares entitled to vote at a special meeting of stockholders, as well as other customary closing conditions. Consummation of the Merger is not subject to a financing condition and Brookfield has consented to the transaction in its capacity as Crystal River’s senior lender. The Merger Agreement does not prohibit Crystal River from receiving and evaluating competing bids prior to completion of the Merger and does not require the payment of a termination fee if Crystal River accepts a superior bid. Crystal River will be obligated to reimburse Brookfield for all of its transaction expenses if the Merger Agreement is terminated other than as result of a breach by Brookfield (subject to a cap in certain circumstances).

On March 18, 2010, Crystal River received a preliminary written non-binding indication of interest from Laurel Canyon Partners, LLC expressing an interest in pursuing an acquisition of all the common stock of Crystal River in a negotiated all-cash merger or other cash transaction at a price of $0.75 per share, subject to conditions described in the proposal. The Special Committee, with the assistance of its financial and legal advisors, has been engaged in continuing discussions with Laurel Canyon to address any concerns with their proposal. The Special Committee has notified Brookfield, as required under the Merger Agreement, that the Laurel Canyon proposal could reasonably be expected to be a superior proposal to the Brookfield transaction, but Crystal River has not reached an agreement with Laurel Canyon that would be sufficient to terminate the Brookfield transaction.  No assurances can be given that an agreement will be reached with Laurel Canyon.

Going Concern

Crystal River held cash and cash equivalents of approximately $5.9 million at March 31, 2010, which amount excludes restricted cash of approximately $17.8 million that is used to collateralize a credit default swap, certain other commercial real estate and financing obligations, funds held by the trustee for CDO II and funds held in escrow for one of our financing subsidiaries relating to a yield-maintenance agreement for certain real estate loans that were sold. As of March 31, 2010, Crystal River owed $28.9 million to an affiliate of its Manager under its secured credit facility. The maturity date of the credit facility was extended to August 31, 2010, unless sooner terminated as provided in the credit agreement; provided, however, that notwithstanding the foregoing, the term of the credit facility will expire upon the latest of (i) May 25, 2010, (ii) the effective time of the Merger and (iii) thirty (30) calendar days following the termination of the Merger Agreement, but in no event later than August 31, 2010. If the Merger with Brookfield discussed above under “Proposed Acquisition of Crystal River” is not consummated and this facility is not extended and the Company cannot obtain alternative financing, the Company does not expect that it will have sufficient cash on hand or generate sufficient cash flow from operations to repay such indebtedness. Given the Company’s financial condition, the current lack of liquidity in the credit markets and the current economic climate, Crystal River expects to have difficulty obtaining alternative financing if the credit facility is not extended and if the Company cannot obtain alternative financing or extend its credit facility, it increases the risk that the Company will not be able to continue as a going concern. On March 24, 2010, Crystal River’s independent registered public accounting firm, Ernst & Young LLP, issued an opinion on the Company’s consolidated financial statements for the year ended December 31, 2009, which states that the Company’s inability to refinance or extend the maturity of indebtedness maturing in 2010 raises substantial doubt about the Company’s ability to continue as a going concern.

Crystal River’s consolidated financial statements included in this press release do not reflect any adjustments related to the recoverability of assets and satisfaction of liabilities that might be necessary should the Company be unable to continue as a going concern.

Completion of the Exchange and Discharge of the Company’s Trust Preferred Securities

On January 29, 2010, Crystal River entered into an exchange agreement, which we refer to as the Exchange Agreement, with Taberna Preferred Funding VIII, Ltd. and Taberna Preferred Funding IX, Ltd., which we collectively refer to as Taberna, pursuant to which we exchanged certain of our assets described below for the outstanding $50.0 million aggregate liquidation preference of trust preferred securities issued by Crystal River Preferred Trust I and backed by $51.6 million aggregate principal amount of our junior subordinated notes due 2037. Immediately following the closing of the transaction contemplated by the Exchange Agreement, the junior subordinated notes were cancelled, the indenture under which the notes were issued was discharged and Crystal River Preferred Trust I was dissolved.

Pursuant to the Exchange Agreement, we transferred and assigned to Taberna two real estate loans and a CMBS bond, which collectively had an aggregate carrying value for accounting purposes on our balance sheet as of December 31, 2009 of $6.0 million, and we also paid to Taberna a $1.0 million exchange fee. We also paid $0.5 million to cover all costs and expenses that were incurred by the collateral manager for Taberna, the indenture trustee and their respective advisors. This transaction resulted in a gain on extinguishment of debt of $39.9 million.

Amendment of Credit Agreement

Concurrently with entering into the Merger Agreement with Brookfield, Crystal River amended the terms of its revolving credit facility with Brookfield US Corporation, an affiliate of the Company’s Manager, pursuant to which the maturity date of the credit facility was extended to August 31, 2010, unless sooner terminated as provided in the credit agreement; provided, however, that notwithstanding the foregoing, the term of the credit facility will expire upon the latest of (i) May 25, 2010, (ii) the effective time of the Merger and (iii) thirty (30) calendar days following the termination of the Merger Agreement, but in no event later than August 31, 2010.

Binding Letter of Intent for Asset Sale

On March 9, 2010, Crystal River entered into a binding letter of intent (the “Asset Sale LOI”), with Ranieri Partners Management LLC or its affiliates (together, “Ranieri”). Pursuant to the Asset Sale LOI, Ranieri agreed to purchase five CMBS bonds from the Company. Further, pursuant to the Asset Sale LOI, Crystal River agreed, subject to certain conditions, to (i) use commercially reasonable efforts to appoint Ranieri (or its designee) as the replacement manager of our CDO, Crystal River CDO 2005-1 (the “CDO1 Rights”) and (ii) appoint Ranieri (or its designee) as the replacement manager of our CDO, Crystal River Resecuritization 2006-1 (the “CDO 2 Rights”). Ranieri agreed to pay the Company a total purchase price of $8.0 million for the sale of those assets, of which $2.5 million (plus accrued and unpaid interest through the closing date of that portion of the transaction) was paid on March 15, 2010 upon the sale of the five CMBS bonds, $2.0 million will be paid upon the transfer of the CDO2 Rights, and $3.5 million will be paid upon the transfer of the CDO1 Rights. Crystal River also agreed to grant to Ranieri a right of first refusal to purchase all or any portion of its interest in two CMBS securitizations if the Company sells those securities in the future. The completion of the remaining transactions set forth in the Asset Sale LOI is subject to various customary closing conditions as well as the execution of definitive documentation. The Special Committee, with the assistance of its financial advisor, solicited and received several bids on the assets that are the subject of the Asset Sale LOI. The Special Committee selected the Ranieri Partners bid based on the combination of price and other terms, in particular those providing greater certainty of closing.

In connection with the sale of the five CMBS bonds on March 15, 2010, the net gain has been deferred and will be recognized once the entire transaction has been completed as the sale of the five CMBS bonds, transfer of the CDO I and CDO II rights and right of first refusal referenced above constitute a multiple-element transaction and because fair value cannot be allocated among the different components within this transaction. The deferred gain was recorded as a liability on our consolidated balance sheet as of March 31, 2010.

Adoption of new accounting standards

Effective January 1, 2010, Crystal River adopted FASB ASC 810-10-65-2 (previously SFAS 167) and accordingly, consolidated certain variable interest entities that were not included in the Company’s consolidated financial statements at December 31, 2009. Upon consolidating these VIEs, we recorded a one-time adjustment of $2.2 million to beginning retained earnings as a cumulative effect adjustment. At March 31, 2010, as a result of the adoption, we recorded approximately $4.5 billion of assets and liabilities of the newly consolidated VIEs and derecognized our interest of $4.5 million in those VIEs.

Dividend Information

In the fourth quarter of 2009, the Board of Directors had elected to suspend the quarterly dividend to holders of shares of the Company’s common stock to preserve liquidity. This continued into the second quarter of 2010. In the Merger Agreement, the Company has agreed not to pay any dividends to its stockholders.

About Crystal River

Crystal River Capital, Inc. (OTCBB: CYRV) is a specialty finance REIT. The Company invests in commercial real estate, real estate loans, and real estate—related securities, such as commercial and residential mortgage-backed securities. For more information, visit www.crystalriverreit.com.

COMPANY CONTACT

Jody Sheu

Crystal River Capital, Inc.

(212) 549-8346

jsheu@crystalriverreit.com

[CRZ-F]

I.              CONSOLIDATED FINANCIAL STATEMENTS

Condensed Consolidated Balance Sheets

	March 31,	December 31,	March 31,
(in thousands, except share and per share data)	2010	2009	2009
	(unaudited)		(unaudited)
ASSETS
Investment securities, at fair value:
Available-for-sale securities ($28, $28 and $235 related to consolidated VIEs)	$5,263	$7,318	$16,103
Held-for-trading securities ($28,952, $35,508 and $36,736 related to consolidated VIEs)	28,952	35,508	37,459
Real estate loans	—	—	2,514
Real estate loans held for sale	—	5,903	5,058
Real estate loans of consolidated VIEs, at fair value	4,441,066	—	—
Commercial real estate, net	220,128	221,754	226,632
Other investments	—	1,550	1,550
Intangible assets	68,499	69,908	74,132
Cash and cash equivalents ($918, $442 and $1,022 related to consolidated VIEs)	5,937	3,336	1,499
Restricted cash ($1,016, $1,016 and $1,015 related to consolidated VIEs)	17,780	16,489	25,186
Receivables:
Interest ($21,979, $1,470 and $2,487 related to consolidated VIEs)	22,322	2,049	4,112
Rent enhancement receivables, related party	10,835	11,439	13,198
Other receivables	4,488	4,196	3,322
Prepaid expenses and other assets	234	1,046	296
Deferred financing costs, net	219	1,457	1,514
Total Assets	$4,825,723	$381,953	$412,575
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Liabilities
Accounts payable and accrued expenses	$6,336	$2,836	$3,826
Dividends payable	—	—	2,511
Intangible liabilities	65,415	66,785	70,895
Collateralized debt obligations, at fair value	31,340	33,617	35,521
Securitized debt obligations of consolidated VIEs, at fair value	4,418,577	—	—
Junior subordinated notes	—	51,550	51,550
Mortgages payable	219,380	219,380	219,380
Secured revolving credit facility, related party	28,920	28,920	28,920
Interest payable ($25,699, $906 and $1,375 related to consolidated VIEs)	25,736	1,614	2,088
Derivative liabilities	39,045	35,378	47,067
Other liabilities of consolidated VIEs	13,909	—	—
Total Liabilities	4,848,658	440,080	461,758
Commitments and Contingencies
Stockholders’ Deficit
Preferred stock, par value $0.001 per share, 100,000,000 shares authorized, no shares issued and outstanding	—	—	—
Common stock, $0.001 par value, 500,000,000 shares authorized, 24,909,256; 24,909,256; and 24,905,253 shares issued and outstanding, respectively	25	25	25
Additional paid-in capital	564,867	564,832	564,615
Accumulated other comprehensive loss	(7,067)	(7,087)	(9,152)
Accumulated deficit	(580,760)	(615,897)	(604,671)
Total Stockholders’ Deficit	(22,935)	(58,127)	(49,183)
Total Liabilities and Stockholders’ Deficit	$4,825,723	$381,953	$412,575

Consolidated Statements of Operations (Unaudited)

	Three months ended
(in thousands, except share and per share data)	March 31, 2010	December 31, 2009	March 31, 2009

Revenues
Interest income – investment securities	$2,438	$550	$13,888
Interest income – real estate loans	157,753	229	458
Other interest and dividend income	33	35	19
Total interest and dividend income	160,224	814	14,365
Rental income, net	5,367	5,337	5,604
Other income of consolidated VIEs	615	—	—
Total revenues	166,206	6,151	19,969

Expenses
Interest expense	181,385	5,796	6,533
Management fees, related party	—	—	—
Professional fees	1,792	1,108	444
Depreciation and amortization	3,022	3,022	3,022
Insurance expense	488	488	424
Compensation and directors’ fees	408	454	85
Public company expense	61	112	111
Commercial real estate expenses	376	387	393
Provision for loss on real estate loans	—	813	6,758
Servicing fees of consolidated VIEs	3,106	—	—
Other expenses	105	78	82
Total expenses	190,743	12,258	17,852

Other Revenues (Expenses)
Realized net gain on sale of real estate loans	10	660	40
Gain on extinguishment of debt	39,916	—	—
Realized and unrealized gain (loss) on derivatives	(6,996)	2,299	3,871
Total other-than-temporary impairments on available-for-sale securities(1)	(468)	(904)	(5,784)
Portion of other-than-temporary impairments recognized in OCI(1)	(118)	(10,194)	—
Net change in assets and liabilities valued under fair value option	1,731	(1,133)	(9,876)
Net change in assets and liabilities of consolidated VIEs valued under fair value option	23,661	—	—
Other	(279)	(1,134)	(349)
Total other revenue (expenses)	57,457	(10,406)	(12,098)

Net Income (Loss)	$32,920	$(16,513)	$(9,981)

Net income (loss) per share – basic and diluted	$1.30	$(0.65)	$(0.40)
Weighted average shares of common stock outstanding:(2)
Basic and diluted	25,374,451	25,291,215	25,131,361
Dividends declared per share of common stock	$—	$—	$0.10

(1) Reclassification between total other-than-temporary impairments on available-for-sale securities and portion of other-than-temporary impairments recognized in other comprehensive income has been made for the quarter ended March 31, 2009. There was no impact on other revenues (expense) or on net loss.

(2) Including other participating securities.

Comprehensive Income (Loss) (Unaudited)

	Three months ended
(in thousands)	March 31, 2010	December 31, 2009	March 31, 2009

Net Income (Loss)	$32,920	$(16,513)	$(9,981)

Changes in OCI — available-for-sale securities	(282)	6,710	195
Amortization of net realized losses on cash flow hedges into interest expense	302	300	468
Comprehensive Income (Loss)	$32,940	$(9,503)	$(9,318)

SUPPLEMENTAL INFORMATION

First Quarter 2010 Securities Roll-Forward Table

The table below details the impact of principal paydowns, premium and discount amortization, and market value adjustments on our investment securities during the first quarter of 2010:

(in millions)	CMBS	Prime RMBS	Subprime RMBS	Total Portfolio
Carrying Value December 31, 2009	$38.1	$3.2	$1.5	$42.8
Adoption of FASB ASC 810-10-65-2 on January 1, 2010	(13.3)	—	—	(13.3)
Sales	(0.0)	—	—	(0.0)
Principal paydowns/writeoffs	—	(0.3)	(0.2)	(0.5)
Discount (premium) amortization	(2.8)	0.2	0.1	(2.5)
Impairments	(0.5)	(0.1)	—	(0.6)
Market value adjustments	0.7	(0.4)	0.1	0.4
Deconsolidation of VIEs	7.9	—	—	7.9
Carrying Value March 31, 2010	$30.1	$2.6	$1.5	$34.2

COMMERCIAL REAL ESTATE (“CRE”) INVESTMENT PORTFOLIO

At March 31, 2010, Crystal River’s CRE investment portfolio totaled $223.2 million, including intangible assets and intangible liabilities. The CRE portfolio consists of three high-quality office buildings 100% leased on a triple-net basis to JPMorgan Chase. The buildings are financed with long-term fixed-rate mortgage loans.

CRE investment portfolio at March 31, 2010:

Location	Tenant	Year of Lease Expiry	Total Area (000s Sq. Ft.)	Book Value(1) (Millions)	Mortgage Debt (Millions)	Net Book Equity (Millions)
Houston, Texas	JPMorgan Chase	2021	428.6	$58.0	$53.4	$4.6
Arlington, Texas	JPMorgan Chase	2027	171.5	20.8	20.9	(0.1)
Phoenix, Arizona	JPMorgan Chase	2021	724.0	144.4	145.1	(0.7)
Total CRE			1,324.1	$223.2	$219.4	$3.8

(1)         Book value includes intangible assets and intangible liabilities, but excludes rent-enhancement and straight-line rent receivables.

CMBS INVESTMENT PORTFOLIO

CMBS portfolio by credit rating at March 31, 2010:

			Weighted Average
($ in millions)	Amortized Cost	Carrying Value	Yield(1)	Term (Yrs)(2)
B	$10.9	$16.3	(6.8)%	5.0
Below B	5.5	13.8	5.0%	3.2
Total CMBS	$16.4	$30.1	(1.4)%	4.2

(1)         Yield is the implied loss-adjusted yield based on our expectation of future cash flows and the fair value of the security.

(2)         Refers to the loss-adjusted weighted average remaining life.

Credit Characteristics of CMBS portfolio by vintage at March 31, 2010:

CDO Assets:

Vintage	WA Rating(1)	Original Face Amount	Outstanding Face Amount	Carrying Value	Principal Subordination	Delinquency 60+/FC/REO(2)	Cumulative Loss to Date(3)
Pre-2005	B	$2.8	$2.8	$1.0	3.88%	1.81%	0.00%
2005	CCC+	185.7	185.7	15.7	2.51%	7.01%	0.00%
2006	CCC	201.6	199.6	8.6	2.23%	7.88%	0.99%
2007	CCC-	27.9	27.8	1.6	2.62%	5.60%	0.00%
Total CMBS	CCC+	$418.0	$415.9	$26.9	2.39%	7.30%	0.48%

(1)         Rounded to nearest rating.

(2)         “60+” means that a payment on an underlying collateral loan is more than 60 days past due; “FC” means that the collateral underlying the loan is under foreclosure; “REO” means that the collateral underlying the loan has been foreclosed and is owned by the issuing trust. Delinquency rates refer to the entire securitization.

(3)         Actual losses against securities in Crystal River’s portfolio, based on original face amount.

Non-CDO Assets:

Vintage	WA Rating	Original Face Amount	Outstanding Face Amount	Carrying Value	Principal Subordination	Delinquency 60+/FC/REO	Cumulative Loss to Date
2006	CCC-	82.9	78.3	0.7	0.87%	10.15%	5.44%
2007	CCC-	132.8	130.1	2.5	1.17%	6.82%	2.06%
Total CMBS	CCC-	$215.7	$208.4	$3.2	1.05%	8.07%	3.36%

PRIME RMBS INVESTMENT PORTFOLIO

Prime RMBS portfolio by credit rating at March 31, 2010:

			Weighted Average
($ in millions)	Amortized Cost	Carrying Value	Yield	Term (Yrs)
Below B	2.3	2.6	361.2%	1.8
Total Prime RMBS	$2.3	$2.6	361.2%	1.8

Credit Characteristics of Prime RMBS portfolio by vintage at March 31, 2010:

CDO Assets:

Vintage	WA Rating	Original Face Amount	Outstanding Face Amount	Carrying Value	Principal Subordination	Delinquency 60+/FC/REO	Cumulative Loss to Date
2003	C	$1.9	$1.6	$0.1	0.20%	0.93%	0.00%
2004	DDD+	16.0	6.4	0.2	0.11%	24.98%	15.99%
2005	CCC-	65.2	38.2	1.2	0.81%	20.22%	14.52%
Total Prime RMBS	CCC-	$83.1	$46.2	$1.5	0.69%	20.20%	14.65%

Non-CDO Assets:

Vintage	WA Rating	Original Face Amount	Outstanding Face Amount	Carrying Value	Principal Subordination	Delinquency 60+/FC/REO	Cumulative Loss to Date
2003	NR	$1.9	$1.1	$—	0.00%	0.92%	26.75%
2004	NR	0.4	0.2	—	0.00%	4.98%	38.43%
2005	C-	37.9	26.0	1.0	0.15%	11.59%	11.06%
2006	C	4.0	3.7	0.1	0.07%	6.45%	1.01%
Total Prime RMBS	C-	$44.2	$31.0	$1.1	0.14%	10.56%	9.87%

SUBPRIME RMBS INVESTMENT PORTFOLIO

Subprime RMBS portfolio by credit rating at March 31, 2010:

			Weighted Average
($ in millions)	Amortized Cost	Carrying Value	Yield	Term (Yrs)
B	$0.8	$0.8	63.5%	6.7
Below B	0.4	0.7	263.1%	6.0
Total Subprime RMBS	$1.2	$1.5	148.8%	6.4

Credit Characteristics of Subprime RMBS portfolio by vintage at March 31, 2010:

CDO Assets:

Vintage	WA Rating	Original Face Amount	Outstanding Face Amount	Carrying Value	Principal Subordination	Delinquency 60+/FC/REO	Cumulative Loss to Date
2005	C-	$50.1	$30.0	$0.6	3.36%	40.03%	8.92%
Total Subprime RMBS	C-	$50.1	$30.0	$0.6	3.36%	40.03%	8.92%

Non-CDO Assets:

Vintage	WA Rating	Original Face Amount	Outstanding Face Amount	Carrying Value	Principal Subordination	Delinquency 60+/FC/REO	Cumulative Loss to Date
2005	B	$5.0	$5.3	$0.3	0.82%	29.96%	—%
2006	B-	9.2	7.9	0.6	3.64%	24.66%	7.26%
Total Sub-prime RMBS	B-	$14.2	$13.2	$0.9	2.50%	26.80%	2.25%

Financing Details

The following table shows the Company’s investment securities and other assets, excluding our consolidated VIEs, as of March 31, 2010 and the different lines used to finance such assets, categorized by (i) CDO debt, (ii) mortgage loans on commercial real estate and (iii) the Company’s secured revolving credit facility:

	Assets	Debt
($ in millions)	Carrying Value	CDO Debt(1)	Mortgage Loans	Funding Facility
CMBS	$30.1	$29.5	$—	$3.1
Prime RMBS	2.6	1.3	—	1.1
Subprime RMBS	1.5	0.5	—	0.8
Commercial real estate	220.1	—	219.4	19.6
Other	109.5	—	—	4.3
Total	$363.8	$31.3	$219.4	$28.9

(1)  CDO debt has been allocated based upon the asset mix within the Company’s CDOs.

CDO and Non-CDO Assets

The table below summarizes the breakdown of our investment securities between assets held by non-recourse securitization subsidiaries financed by CDO debt and assets held directly at March 31, 2010:

($ in millions)	Consolidated Carrying Value	CDO Assets	Non-CDO Assets
CMBS	$30.1	$26.9	$3.2
Prime RMBS	2.6	1.5	1.1
Subprime RMBS	1.5	0.6	0.9
Total	$34.2	$29.0	$5.2

Our securitized assets are held by two non-recourse securitization subsidiaries financed by CDO debt.  The table below details the assets and liabilities of these securitizations at March 31, 2010:

($ in millions)	Consolidated Outstanding Face Amount	Consolidated Carrying Value	CDO I(1)	CDO II(1)
CMBS	$415.9	$26.9	$3.0	$23.9
Prime RMBS	46.2	1.5	1.5	—
Subprime RMBS	30.0	0.6	0.6	—
Receivables, cash and other assets	—	3.1	1.1	2.0
Collateralized debt obligations	(454.8)	(31.3)	(4.4)	(26.9)
Derivative and other liabilities, net	—	(31.4)	(4.8)	(26.6)
Net Equity	$37.3	$(30.6)	$(3.0)	$(27.6)

(1)  Amounts above do not reflect the assets and liabilities of the newly consolidated VIEs.

OTHER INFORMATION

The Company will file a Form 10-Q for the quarter ended March 31, 2010 with the Securities and Exchange Commission. Please read the Form 10-Q carefully as it will contain Crystal River’s consolidated financial statements and notes thereto and Management’s Discussion and Analysis of Financial Condition and Results of Operations. The Form 10-Q also will be made available under the Investor Relations section of Crystal River’s website at www.crystalriverreit.com.

Forward-Looking Information

This news release, and our public documents to which we refer, contain or incorporate by reference certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements relating to our future financial results and future dividend payments. Forward-looking statements that are based on various assumptions (some of which are beyond our control) may be identified by reference to a future period or periods or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “anticipate,” “continue,” “should,” “intend,” or similar terms or variations on those terms or the negative of those terms. Although we believe that the expectations contained in any forward-looking statement are based on reasonable assumptions, we can give no assurance that our expectations will be attained. Factors that could cause actual results to differ materially from those set forth in the forward-looking statements include, but are not limited to, the impending maturity of our senior revolving credit facility, our lack of access to additional financing and our current financial condition raise substantial doubt regarding our ability to continue as a going concern; recent adverse developments in the mortgage finance and credit markets and our current inability to make new investments; risks relating to our proposed merger with Brookfield, as well as risks relating to our failure to complete the merger; conflicts of interest with our Manager; increased rates of default and/or decreased recovery rates on our investments; the credit performance of our investments, changes in interest rates, changes in the yield curve, changes in prepayment rates, the effectiveness of our hedging strategies, the availability of targeted investments for purchase and origination to the extent we have investable cash, future margin reductions and the availability of liquid assets to post additional collateral, the recovery of financing markets and our ability to obtain or refinance debt, changes in business conditions and the general economy, changes in the delinquency rates for the loans underlying our securitized debt assets, competition within the specialty finance sector, changes in government regulations affecting our business, our ability to maintain our qualification as a real estate investment trust for federal income tax purposes, changes in generally accepted accounting principles and other risks disclosed from time to time in our filings with the Securities and Exchange Commission. For more information on the risks facing the Company, see the risk factors in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, which we filed with the SEC on March 26, 2010, and the risk factors in Exhibit 99.1 to our Form 10-Q for the period ended March 31, 2010. We do not undertake, and specifically disclaim any obligation, to publicly release any update or supplement to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.